Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of February 13, 2012, setting forth by month the number of individual smoking and health cases against PM USA that are scheduled for trial through the end of 2012.

2012

Engle progeny

February (3)	May (3)	August (4)	November (4)

March (2)	June (4)	September (6)	December (4)

April (5)	July (1)	October (13)

As of February 13, 2012, 3 Engle progeny cases were in trial.

Other Individual Smoking & Health

February (0)	May (0)	August (0)	November (0)

March (0)	June (0)	September (1)	December (0)

April (1)	July (0)	October (0)

As of February 13, 2012, one non-Engle progeny case was in trial.